EX 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-139749) of AT&T Inc. of our report dated June 26, 2008 relating to the financial statements and the supplemental schedule of the AT&T Retirement Savings Plan, which appears in this Form 11-K.

/s/ McConnell & Jones LLP
Houston, Texas
June 26, 20078